Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction

Gibralt Amberglen LLC	Delaware

Amberglen Properties Limited Partnership	Oregon

CORE Cherry GP Corp.	Delaware

CORE Cherry Limited Partnership	Delaware

Central Fairwinds GP Corporation	Florida

Central Fairwinds Limited Partnership	Florida

City Center STF GP Corp.	Florida

City Center STF, LP	Florida

SCCP Boise GP, Inc.	Delaware

SCCP Boise Limited Partnership	Delaware

SCCP Boise Outlot GP, Inc.	Delaware

SCCP Boise Outlot Limited Partnership	Delaware

SCCP Central Valley GP Corp.	Delaware

SCCP Central Valley Limited Partnership	Delaware

City Office Development, LLC	Delaware

CIO Lake Vista GP, LLC	Delaware

CIO Lake Vista, Limited Partnership	Delaware

CIO Plaza 25 GP, LLC	Delaware

CIO Plaza 25, Limited Partnership	Delaware

CIO Research Park GP, LLC	Delaware

CIO Research Park, Limited Partnership	Delaware